EXHIBIT 7

CONSENT OF JAMES S. VOORHEES

To the Board of Directors of Glamis Gold Ltd.

     I consent to the incorporation by reference in this annual report on Form 40-F/A, and to the prior inclusion in the annual report on Form 40-F, dated May 3, 2002, filed under cover of Form 6-K on May 3, 2002, of Glamis Gold Ltd., of the report, which was prepared under my direct supervision, regarding certain mineable reserves and contained ounces of Glamis Gold Ltd.

Dated the 3rd day of October 2002

/s/ James S. Voorhees